Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders

AXS-One Inc.:

We consent to the incorporation by reference in this Registration Statement on Form S-8 of AXS-One Inc. of our report dated April 11, 2008 on the consolidated financial statements of AXS-One Inc. and subsidiaries as of and for the years then ended December 31, 2007 and 2006. We also consent to the reference to us under the heading ‘‘Experts’’ in the prospectus, which is a part of this Registration Statement.

The following explanatory paragraph was included in our report dated April 11, 2008: The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the consolidated financial statements, the Company has suffered losses from operations and incurred a working capital deficiency. These facts, among others, raise substantial doubt about its ability to continue as a going concern. Management’s plans regarding those matters also are described in Note 1. The financial statements do not include any adjustments that might result from the outcome of the uncertainty.

/s/ Amper, Politziner & Mattia, P.C.

Edison, New Jersey

June 6, 2008